Exhibit 23.8
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Covanta Holding Corporation (formerly Danielson Holding Corporation) on Form S-3 of our report dated March 26, 2004 (March 14, 2005, as to Note 35), relating to the consolidated financial statements and financial statement schedules of Covanta Energy Corporation (Debtor in Possession) and its subsidiaries (the “Company”) as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Covanta Energy Corporation and various domestic subsidiaries having filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code, the Bankruptcy Court having entered an order confirming the Company’s plan of reorganization which became effective after the close of business on March 10, 2004, substantial doubt about the Company’s ability to continue as a going concern, the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” in 2003, SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002, and the restatements described in Note 35) appearing in the Annual Report on Form 10-K/A of Covanta Energy Corporation for the fiscal year ended December 31, 2004, filed on April 22, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Stamford, CT
January 16, 2007